FIRST AMENDMENT TO INDEPENDENT CONSULTING AGREEMENT

This First Amendment (this "Amendment"), dated as of October 31, 2019, is made by and between Great Western Bancorp, Inc. and Great Western Bank, (collectively, "Great Western") and Credit Risk Advisors, LLC ("Consultant").

WHEREAS, Great Western and Consultant entered into an Independent Consulting Agreement with an Effective Date of September 15, 2019 (the "Agreement"); and

WHEREAS, Great Western and Consultant wish to extend the initial term of the Agreement for an additional ninety (90) days and to provide Great Western with a right to early termination of the Agreement during the initial term.

NOW, THEREFORE, the Parties have agreed to amend the Agreement as follows:

1. **Recitals**. The above recitals are incorporated herein, are true and correct, are ratified, and are an integral part of this Amendment.

2. **Amendment**. Section 5 of the Agreement is replaced in its entirety with the following:

> The initial term of this Agreement shall commence on the Effective Date and continue for one hundred eighty (180) days thereafter (the "Initial Term"). After the Initial Term, this Agreement shall automatically renew for thirty (30) day terms (each, a "Renewal Term"). Great Western shall have the right to an early termination of this Agreement during the Initial Term ("Early Termination") upon written notice to Consultant setting forth an early termination date which is no less than five (5) business days after the mailing date of the notice (the "Early Termination Date"). In the event Great Western exercises its right to an Early Termination, Great Western shall within thirty (30) days after the Early Termination Date pay to Consultant the amount that would otherwise be paid to Consultant through the Initial Term based upon six (6) hours per day for each business day (excluding Saturdays, Sundays and bank holidays) remaining under the Initial Term at the rate set forth in Exhibit A. Either party may (a) non-renew the Agreement by sending notice thereof at least thirty (30) days prior to the next Renewal Term; or (b) terminate this Agreement if the other party is in breach of one or more material provisions contained in this Agreement and the breaching party fails to cure such breach after ten (10) days written notice of such breach.

All other provisions of the Agreement remain unchanged and are reaffirmed by the parties.

3. **Counterparts**. This Amendment may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart. Executed documents transmitted by facsimile or pdf shall be deemed originals.

(*Signatures on following page*)

The parties have signed this Amendment effective as of the date first set forth above.

GREAT WESTERN BANCORP, INC.,
and GREAT WESTERN BANK:

By: Kenneth Karels
President, Chief Executive Officer
And Chairman of
Great Western Bank, and
Great Western Bancorp, Inc.

CREDIT RISK ADVISORS, LLC:

By: Michael J. Doyle
President